Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

XPEDX HOLDING COMPANY

xpedx Holding Company (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), does hereby certify:

FIRST:        The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIRST thereof and inserting the following in lieu thereof:

“FIRST: The name of the corporation is Veritiv Corporation (the “Corporation”).”

SECOND:        The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FOURTH thereof and inserting the following in lieu thereof:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 110,000,000, consisting of (x) 100,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (y) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), issuable in one or more series.

THIRD:        The amendment of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented in writing to the adoption of such amendment.

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IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment on the 27th day of May, 2014.

XPEDX HOLDING COMPANY

By:	/s/ Mark W. Hianik
Name: Mark W. Hianik Title: Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Certificate of Amendment]